      As filed with the Securities and Exchange Commission on March 5, 2004

                                                     Registration No. 333-______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 DECORIZE, INC.
                 (Name of small business issuer in its charter)

           Delaware                        5020                  43-1931810
-----------------------------  ----------------------------  -------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                1938 East Phelps
                           Springfield, Missouri 65802
                                 (417) 879-3326
     ----------------------------------------------------------------------
        (Address and telephone number of principal executive offices and principal place of business)

              Steve Crowder, President and Chief Executive Officer
                                1938 East Phelps
                           Springfield, Missouri 65802
                                 (417) 879-3326
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Lance M. Hardenburg
                             Hallett & Perrin, P.C.
                          2001 Bryan Street, Suite 3900
                               Dallas, Texas 75201
                                 (214) 953-0053

Approximate  date of proposed sale to the public:  as soon as practicable  after this registration statement becomes effective.

If the only securities  being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the  securities  being  registered on this form are to be offered on a delayed or continuous  basis  pursuant to Rule 415 under the  Securities  Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check this box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the  Securities  Act  registration  statement  number of the  earlier  effective registration statement for the same offering. [ ]

If this Form is a  post-effective  amendment filed pursuant to Rule 462(c) under the  Securities  Act,  check  the  following  box and  list the  Securities  Act registration  statement number of the earlier effective  registration  statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

------------------------------------- -------------- ---------------------- ----------------------- --------------------
                                         Amount        Proposed Maximum        Proposed Maximum
 Title of Each Class of Securities        to be       Offering Price per          Aggregate              Amount of
          to be Registered             Registered          Share(1)             Offering Price       Registration Fee
------------------------------------- -------------- ---------------------- ----------------------- --------------------
Common Stock, $.001 par value           6,677,045            $0.52              $3,472,063.40             $439.91
------------------------------------- -------------- ---------------------- ----------------------- --------------------

(1)  Estimated solely for purposes of calculating the amount of the registration fee pursuant to the  provisions  of Rule 457(c),  based upon the average of the high and low trading prices  reported on the American Stock Exchange on
     March 2, 2004.

     The information in this  prospectus is not complete and may be changed.  We may not sell these securities  until the  registration  statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell  these  securities  and we are not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated March 5, 2004

                                   PROSPECTUS

                                 DECORIZE, INC.

                          Common Stock, $.001 par value

                                6,677,045 Shares

     The selling  stockholders  named in this prospectus may use this prospectus to offer and sell up to 6,677,045  shares of our common stock from time to time, including 2,202,745 shares that are currently outstanding, 3,450,000 shares that are issuable to the selling stockholders upon exercise of outstanding  warrants, and 710,497  shares  that are  issuable  to the  selling  stockholders  upon the conversion of outstanding convertible securities.  The selling stockholders will receive all the  proceeds  from the sale of the  offered  shares.  See  "Selling
Stockholders" on page 10 of this prospectus.

     Our common stock is traded on the American  Stock Exchange under the symbol
"DCZ".  The last reported  sales price of the common stock on the American Stock
Exchange on March 2, 2004, was $0.52 per share.

     The securities  offered in this  prospectus  involve a high degree of risk.
See "Risk Factors"  beginning on page 3 of this prospectus to read about certain factors  you should  consider  before  deciding  whether to invest in our common stock.

     Decorize,  Inc. is a Delaware corporation.  Our principal executive offices are located at 1938 E. Phelps, Springfield, Missouri, 65802 and our phone number is (417) 879-3326. In this prospectus,  references to "Decorize," "we," "us" and
"our" refer to Decorize, Inc. and its subsidiaries.

                           __________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           __________________________

                 The date of this prospectus is March __, 2004.

                                     PART I

                               PROSPECTUS SUMMARY

     Investors  should pay  particular  attention to the  information  regarding investment  risks related to Decorize and this offering of its common stock that are  included  in  the  section  entitled  "Risk  Factors"  on  page  3 of  this prospectus.

Our Company

     Decorize  is a home  furnishings  and accents  company  that was founded in
March 2000 and became a  publicly-traded  company in July 2001 through a reverse merger with  Guidelocator,  Inc., a development stage company that was formed to provide an internet database containing information on fishing guides around the world.  The merger has been  accounted  for as a  recapitalization  of Decorate,
Inc., a  predecessor  to Decorize.  We did not pursue any fishing  guide related business after the merger,  and our company has focused on the sale of furniture and home decor products to national and local retailers and individual  interior decorators  since that time.  More than 80% of the products sold during our most recent fiscal quarter were  manufactured for us by suppliers  located in the Far
East.  Shares of Decorize  common  stock traded on the  over-the-counter  market until  Decorize's  common stock became listed for trading on the American  Stock
Exchange in March 2002.

     Our home furnishings  business operates as a "source to business" supplier, which is designed to serve both large and small United States retail  customers.
We ship the majority of our products directly from overseas manufacturers to our retail customers,  and we are not aware of any competitors to Decorize that have adopted our model.  We believe  that product  value,  item  uniqueness,  product selection  and  delivery  options are the primary  factors  that  influence  our customers' purchasing decisions. Decorize's objective in evaluating our shipping methods,  pricing, product offerings and other aspects of our business model has been to determine  how to enable  Decorize to surpass the  offerings of industry competitors with respect to these major factors. We are continuing to transition manufacturing  that is done  for or by  Decorize  in the  United  States  to our suppliers in the Far East.

     Decorize  operates as one business  unit with three  brands:  decorize.com,
GuildMaster  and Faith Walk Designs.  We acquired  GuildMaster in June 2001, and completed  the  acquisition  of  Faith  Walk in July  2001.  Each of our  brands operated as a separate company prior to being acquired by Decorize.

Terms of the Offering

Common stock offered by
our selling stockholders                6,677,045 shares

Common stock to be
outstanding after the offering          17,671,390 shares (assumes all warrants
                                        and convertible securities are exercised
                                        and that all shares offered are sold)

Use of Proceeds                         We will not receive any proceeds from
                                        the sale of the common stock offered by
                                        the selling stockholders.

American Stock Exchange symbol          DCZ

                                  RISK FACTORS

     The value of our business and an  investment in our common stock is subject to the  significant  risks inherent in our business.  Investors  should consider carefully the risks and uncertainties  described below and the other information in this  prospectus.  If any of the events  described below actually occur,  our profitability may decline or we may incur losses,  which in turn could cause the price of our common stock to decline, perhaps significantly.

                          Risks Related To Our Company

Our limited  operating  history makes it difficult for us to evaluate our future business  prospects and make  decisions  based on those  estimates of our future performance.

     The  concept for  Decorize's  business  model was  developed  in 2000.  The acquisitions of our two operating  subsidiaries  were completed in June 2001 and
July 2001,  respectively.  Even though  these two  operating  subsidiaries  have operated independently for some time, we have a limited operating history in our current  combined form, which makes it difficult to evaluate our business on the basis of historical  operations.  Also, our largest brand,  decorize.com,  which accounted  for  approximately  58% of our  sales in fiscal  2003,  has only been operational  since April 2000.  As a  consequence,  our past  results may not be indicative of future  results.  Although  this is true for any  business,  it is particularly true for us because of our limited operating  history.  Reliance on historical  results may hinder our  ability to  anticipate  and timely  adapt to increases  or  decreases in sales,  revenues or  expenses.  For  example,  if we overestimate  our future sales for a particular  period or periods  based on our historical  growth  rate,  we may  increase  our  overhead  and other  operating expenses to a greater degree than we would have if we correctly  anticipated the lower  sales  level  for that  period  and  reduced  our  controllable  expenses accordingly.  If we make poor  budgetary  decisions  as a result  of  unreliable historical  data, we could be less profitable or incur losses,  which may result in a decline in our stock price.

We have  incurred  losses  historically,  and we may not be  able to  attain  or maintain profitability.

     We  incurred a net loss of $1.2  million for the fiscal year ended June 30,
2003, a net loss of $858,059 for the three months ended  September 30, 2003, and a net loss of $1,240,233 for the three months ended December 31, 2003.  Although our level of revenues have increased significantly since the beginning of fiscal
2002, our operating expenses have also increased,  and a recent increase in cost of sales has caused our operating margins to decrease further.  We cannot assure that we can reduce or  eliminate  our  operating  losses in the future,  even if sales  increase from their current  levels.  We will need to grow and expand our business while  controlling  costs to achieve and maintain  profitability in the future.  If our operating  losses continue on a long-term basis, our stock price may decline,  perhaps significantly,  and could result in a loss of the value of your investment.

Our customers have no obligation to purchase from us, which may result in sudden declines in sales.

     Our  customer  mix  currently   consists  of  approximately   twelve  large
retailers,  and more than a thousand small retailers,  designers and decorators.
We do not have supply agreements or other volume commitments that are binding on our customers,  and our sales originate  solely from individual  purchase orders that we negotiate with our individual customers. As a consequence, our customers are not  obligated to purchase any amount of our products and they may choose to stop or decrease their level of product  purchases from us at any time,  without giving us prior notice.  This could cause our sales to  fluctuate,  and we could experience  a sudden  and  unexpected  decline  in  sales.  We could  experience
unexpected   operational   losses  if  our   customer   sales  were  to  decline
significantly without notice.  Furthermore,  our revenue projections are subject to greater uncertainty than if we had volume commitments from one or more of our largest customers. Although our top five customers in fiscal year 2003 accounted for  approximately  59% of our revenues in that year,  we cannot assure you that these customers, or any of our customers, will continue to purchase our products in significant volume, or at all.

We are  implementing  a  strategy  to grow and  expand  our  business,  which is expensive and may not generate increases in our revenues.

     We intend to expand our business,  and we are incurring expenses associated with our growth and expansion. Although we recently raised funds through private offerings to implement our growth  strategy,  these funds may not be adequate to offset all of the expenses we incur in expanding  our  business.  As part of our growth strategy,  we have expanded our technology  infrastructure  by installing new  telephone  and  information  systems  at a cost in excess of  $150,000.  In addition,  during the last  fiscal  year we hired  additional  personnel  in the
United States and overseas,  which caused our operating expenses to increase. We intend to hire  additional  employees  overseas  and to continue  upgrading  our technological  infrastructure  to improve  quality and cost controls,  operating efficiency, and customer service capabilities.  We will need to generate greater revenues  to  offset  expenses  associated  with  our  growth,  and  we  may  be unsuccessful  in achieving  greater  revenues,  despite our attempts to grow our business.  If our growth strategies do not result in increased revenues,  we may have to abandon our plans for further  growth or even reduce the current size of our operations.

We may need to raise additional funds, and these funds may not be available when we need them.

     Based on our current plans, we are adjusting our operating expenses so that cash generated  from  operations  and from working  capital  financing and other short term  financing will be sufficient in the  foreseeable  future to fund our operations at our currently  forecasted levels.  However, if we are unable to do so, or if our cash flow falls  below  forecasted  levels,  we will need to raise additional  funds. In addition,  we expect that we will need to raise additional funds if we decide to pursue more rapid  expansion,  the  development  of new or enhanced services and products,  appropriate responses to competitive pressures, or the acquisition of complementary  businesses or  technologies,  or if we must respond to unanticipated events that require us to make additional  investments.
There can be no assurance  that  additional  financing  will be  available  when needed on favorable  terms,  or at all. If these funds are not available when we need them, then we may need to change our business  strategy and reduce our rate of growth.

We must effectively  manage the growth of our operations,  or we may outgrow our current infrastructure.

     During the period from June 1, 2001 to September 30, 2003, our total number of  employees  increased  from  7 to 60,  including  8  employees  in  Asia.  We experienced  high sales growth in fiscal year 2002,  which at times exceeded the capacity of our  infrastructure and resulted in a backlog of customer orders. We were able to resolve those capacity  issues by hiring  additional  personnel and
upgrading  our  technology   infrastructure,   and  we  will  continue  pursuing
additional  sales  growth for our company.  If we expand too quickly,  or if our infrastructure  does not improve rapidly enough, our customer orders could again outpace our ability to meet our customers' needs,  which could force us to delay or reduce customer orders.  Expanding our infrastructure will be expensive,  and will require us to train our workforce, and improve our financial and managerial controls to keep pace with the growth of our operations.

We  may  engage  in  acquisitions,  which  will  consume  resources  and  may be unsuccessful or unprofitable.

     We may explore the  possibility  of acquiring  other  businesses;  however, acquisitions are not always  successful or profitable.  Any future  acquisitions could expose us to risks,  including  risks  associated  with  assimilating  new operations, technologies and personnel; diversion of resources from our existing businesses;  inability  to generate  revenues  sufficient  to offset  associated acquisition  costs;  and  risks  associated  with  the  maintenance  of  uniform standards,  controls,  procedures and policies.  Acquisitions may also result in additional expenses from amortizing acquired intangible assets. If we attempt an acquisition  and  are  unsuccessful  in its  completion,  we will  likely  incur significant expenses without any benefit to our company. If we are successful in completing an  acquisition,  the risks and other problems we face may ultimately
make  the  acquisition   unprofitable.   Failed  acquisition   transactions  and
underperforming  completed  acquisitions  would burden us with significant costs without any  corresponding  benefits to us, which could cause our stock price to decrease, perhaps significantly.

We face substantial competition from numerous sources, many of which have access to better resources.

     Competition in the wholesale  market for home  furnishings  is intense.  We compete with a diverse group of wholesalers  ranging from internet businesses to traditional  brick-and-mortar  companies,  many of which have greater resources  than  Decorize.  We believe that  barriers to entry in the  wholesale furniture and home furnishings market are not significant and start-up costs are relatively low, so our  competition may increase in the future.  Our belief that there are minimal  barriers to entry is based on our observation that operations such as Decorize's do not require the wholesalers to own  warehouses,  showrooms and factories to operate, which we think is because (i) our direct ship business model can be  operated  with  minimal  warehousing  needs and  costs,  which are significantly less than traditional models, (ii) wholesale product orders can be placed after receipt of customer orders, in order to further reduce  warehousing needs, (iii) samples can be shown to customers at little or no cost, without the necessity  of showroom  space for actual  product,  (iv) if a  competitor  wants showroom space, it is typically available for lease at competitive rates in most
United  States  markets,  and (v) all  manufacturing  can be done by third party suppliers,  so there is no need to own or lease a  manufacturing  facility.  New competitors  may be able to launch new  businesses  similar to ours, and current competitors  may  replicate  our business  model,  at a relatively  low cost. If wholesalers  with  significantly  greater  resources  than  Decorize  decide  to replicate our business model,  they may be able to quickly gain  recognition and acceptance  of  their  business  methods  and  products  through  marketing  and promotion.  We may not have the resources to compete effectively with current or future competitors.  If we are unable to effectively compete, we will lose sales to our competitors and our revenues will decline.

Our  directors  have the ability to  significantly  influence  any matters to be decided by the  stockholders,  which may prevent or delay a change in control of our company.

     The  current  members of our board of  directors  beneficially  own, in the aggregate,  approximately  34.3% of our common stock,  on a fully diluted basis.
Our directors  will  continue to own a  significant  portion of the common stock after completion of the offering by the selling  stockholders.  As a result,  if they  choose  to  vote  in  concert,  our  directors  are  collectively  able to significantly  influence the outcome of any corporate  matters  submitted to our stockholders  for approval,  including any transaction that might cause a change in control, such as a merger or acquisition. It is unlikely that stockholders in favor of a matter  that is opposed by the board of  directors,  would be able to obtain the number of votes necessary to overrule the board.

Because we do not  manufacture  or warehouse  most of our products in the United
States,  a disruption  in the  delivery of imported  products may have a greater effect on us than on our competitors.

     We primarily import products that we have purchased or had manufactured for us overseas.  Merchandise  imported  directly from these overseas  manufacturers currently  accounts for  approximately  92% of our total  purchases.  Because we import the majority of our products and deliver them directly to our  customers, we believe that disruptions in shipping  deliveries may have a greater effect on us than on  competitors  who  manufacture  or  warehouse  products in the United
States. Deliveries of our products may be disrupted through factors such as:

     •    raw material  shortages,  work  stoppages,  strikes and political unrest;
     •    problems  with  ocean  shipping,  including  work  stoppages  and shipping container shortages;
     •    increased  inspections  of  import  shipments  or  other  factors causing delays in shipments; and
     •    economic crises, international disputes and wars.

     For  example,  we  experienced  significant  delays in  shipments  due to a dockworkers  dispute on the West  Coast in fiscal  2003.  The  delays  from this dispute resulted in the cancellation of some customer orders, since we could not obtain  products  from  overseas  in a timely  manner.  Although  we  managed to minimize the impact of the delays,  a longer  dispute  could have placed us at a serious  disadvantage  to  some  of our  competitors.  Most  of our  competitors warehouse products that they import from overseas, which allows them to continue delivering their products despite overseas shipping disruptions, at least in the short term. If our competitors are able to deliver products when we cannot,  our reputation may be damaged and we may lose customers to our competitors.

If we were  required to purchase  our  imported  products in foreign  currencies instead  of  United  States  dollars,  we  would be  subject  to  currency  rate fluctuations.

     Currently,  the products we buy abroad are priced in United States dollars, so we are not directly  affected by changes in foreign exchange rates. If we are required to pay for goods in foreign currencies in the future,  then we would be affected by fluctuating  currency exchange rates. In that event, we will attempt
to  enter  into  foreign  currency  exchange   contracts  with  major  financial
institutions to hedge the overseas purchase  transactions and limit our exposure to those fluctuations.  If we were not able to successfully protect ourselves  against  those  currency rate  fluctuations,  then our profits on the products subject to those  fluctuations  would also fluctuate and could cause us to be less profitable or incur losses, even if our business is doing well.

We may need to substantially increase our marketing efforts in order to grow our business, which is expensive.

     In  order  to grow our  business,  we will  need to  develop  and  maintain widespread  recognition and acceptance of Decorize,  our business model, and our products. We believe that we have presented our product offering to only a small percentage of the large and medium sized  retailer  market.  Currently,  we rely primarily on word of mouth from our existing  customers  and contacts we develop personally  through industry events to promote and market Decorize.  In order to successfully grow Decorize, we may need to significantly  increase our financial commitment to creating  awareness and  acceptance of Decorize  among  retailers, which  would be  expensive.  In fiscal  year  2003,  marketing  and  advertising expenses were  $38,200,  which is less than 1% of our  operational  expenses for that year. If we fail to successfully market and promote our business,  we could lose  current  customers  to our  competitors,  or  our  growth  efforts  may be ineffective.  If we incur significant expenses promoting and marketing Decorize, it could cause our profitability to decline.

Our  businesses  are  not   diversified,   which  could  result  in  significant
fluctuations in our operating results.

     All of our  business is involved in the retail and  wholesale  marketing of furniture and other home products,  and  accordingly is dependent upon trends in the home furnishings sector. Downturns in the home furnishings sector could have a material  adverse effect on our business.  A downturn in the home  furnishings sector may reduce our stock price, even if our business is successful.

We have not paid dividends in the past, and do not anticipate  paying  dividends in the future.

     We have not paid or declared  cash  dividends  to the holders of our common stock,  and do not intend to do so in the foreseeable  future.  We intend to use any excess funds from our  operations  to operate and grow  Decorize.  We cannot assure you that we will ever pay dividends to the holders of our common stock.

                         Risks Related To This Offering

Future sales of our common stock in the public market,  or the  perception  that such sales could  occur,  could  cause our stock  price to decline,  even if our business is doing well.

     The market price of our common stock could drop if a substantial  number of shares are issued,  particularly if they are sold in the public market or if the market  perceives  that such sales could  occur.  An excess  number of available shares on the  market is likely to depress  our stock  price.  We have  issued a number of  warrants,  options  and  convertible  securities  that are  currently outstanding, including:

     •         warrants  to  purchase up to  5,573,143  shares of our stock,  at exercise  prices ranging from $1.20 to $4.00,  3,450,000 of which shares are being  registered  for resale by Decorize on behalf of the selling stockholders;

     •         convertible securities for the purchase of up to 1,246,211 shares of  common  stock at an  average  conversion  price of $1.00  per share, 710,497 of which shares are being registered for resale by
               Decorize on behalf of the selling stockholders; and

     •         options to purchase  1,260,447  shares of common  stock under our employee stock incentive plan.

In  addition  to the  securities  listed  above,  we may  issue up to  1,739,553 additional shares under our employee stock incentive plan.

     Pursuant to this prospectus,  on behalf of the selling  stockholders we are registering  and listing  for sale on AMEX,  6,677,045  shares of common  stock, including  3,450,000 shares that are issuable to the selling  stockholders upon exercise of  outstanding  warrants and 710,497  shares that are issuable to the selling  stockholders upon the conversion of outstanding  securities.  These shares are  described  in the "Selling  Stockholders"  section on page 8 of this prospectus.  After these shares are  registered,  they may be sold in the public market,  which  could  cause the  market  price of our  common  stock to drop by increasing the number of shares offered for sale to the public. An overabundance of available  shares on the market may limit the price  growth  potential of our common stock even if our business is doing well,  because the  available  supply may exceed the demand for our shares.  In addition,  these securities may impair our ability to raise needed  capital by  depressing  the price at which we could sell our common stock.

The current  public market for our common stock is limited and highly  volatile, which generally affects the price of our common stock.

     The shares of common  stock  offered  pursuant to this  prospectus  will be listed for  trading  on AMEX.  However,  we have only been  listed on AMEX since
March  2002,  and  trading  activity in our common  stock  should be  considered sporadic,  illiquid and highly volatile. An active trading market for our common stock may not exist in the future. Even if a market for the common stock offered pursuant to this  prospectus  continues to exist,  investors  may not be able to resell  their  common  stock at or above  the  purchase  price  for  which  such investors purchased such shares.

Because  of our  low  stock  price,  we may  become  subject  to  "penny  stock"
regulations, which place restrictions on the trading of our stock.

     The SEC has adopted  regulations  that generally define a penny stock to be any  equity  security  that has a market  price of less than  $5.00  per  share, subject to certain exemptions.  Decorize is currently exempt from complying with the SEC's penny stock regulations because our common stock is listed for trading on AMEX.  However,  we could become subject to the penny stock regulations if we are  delisted  from AMEX or if the SEC expands  the  coverage of its penny stock regulations  so that AMEX  listing is no longer an  exemption.  The penny  stock regulations  provide  that,  unless an  exemption  is  available,  a penny stock transaction must be preceded by the delivery of a disclosure schedule explaining the penny stock  market and its risks.  In  addition,  under  these  regulations broker/dealers  who  recommend  penny stocks to persons  other than  established
customers  and  certain  accredited   investors  must  make  a  special  written
suitability  determination for the purchaser and receive the purchaser's written agreement to the proposed transaction prior to the sale. If we become subject to penny stock regulations, it would be more difficult for investors to purchase or sell our  common  stock  due to the  additional  restrictions  imposed  by those regulations, which could depress our stock price.

We have  issued  shares of  preferred  stock that were  granted  rights that are superior to our common stock and may inhibit a charge in control of our company.
We may issue additional classes of preferred stock in the future that would have a similar effect.

     Our  certificate  of  incorporation  authorizes  the issuance of 10,000,000 shares of preferred stock,  the rights,  preferences and privileges of which are to be determined by our board of directors. On February 13, 2004, we completed a private placement of 500,000 shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred"), to SRC Holdings Corporation at
a price of $1.00 per  share.  The Series A  Preferred  ranks  prior,  both as to payment of dividends and upon liquidation of Decorize,  to our common stock. The liquidation  preference  of the Series A Preferred  is equal to $1.00 per share, plus all accrued and unpaid  dividends,  which accrue at an annual rate equal to
8% per annum,  compounded annually. As a result, a portion of our cash flow must be  allocated to the payment of preferred  stock  dividends,  and the holders of common stock will not receive any dividends or distributions  upon a liquidation of Decorize  until all amounts due to the holders of Series A Preferred are paid in full.  Although we have no intention at the present to issue any other shares of preferred stock, we may in the future issue and sell preferred  stock,  which will likely have dividend,  distribution and liquidation  preferences  senior to common  shareholders  and voting rights which may dilute the common  shareholder voting rights.

     We have agreed to certain  restrictions on our future actions in connection with our  issuance of the Series A Preferred.  Specifically,  we are required to obtain the affirmative approval of a majority-in-interest  of the holders of the
Series A Preferred before we can consummate any merger,  sell  substantially all of our assets,  enter into a liquidation  proceeding,  amend our  certificate of incorporation  or effect any other  transaction  for which the  approval of our  stockholders  is  required  by Delaware  law or any  applicable  federal securities or securities exchange regulations. Subject to certain exceptions, we also  agreed not to issue any new shares of  preferred  stock,  common  stock or convertible  securities  without  the  consent  of the  holders  of the Series A
Preferred,  nor to issue stock  options for more than  250,000  shares of common stock during the next three years without the  affirmative  vote of the Series A
Preferred,  unless such  options have an exercise  price in excess of $1.40,  as adjusted for any capital transactions.  These restrictions could have the effect of delaying, deferring, or preventing a change in control of our company.

Our forward-looking statements may prove to be inaccurate.

     This  prospectus and the  Registration  Statement on Form S-3 of which this prospectus is a part, contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements  about  Decorize's  forecasts,  expectations,  beliefs,  performance, plans,  strategy,  objectives,  and  intentions.  Although  we believe  that the forecasts,  expectations,  beliefs, performance, plans, strategy, objectives and intentions reflected in, or suggested by, those  forward-looking  statements are reasonable,  it is  possible  that one or more,  or even all, of them may not be achieved  or  realized.  Factors  that  could  cause  actual  results  to differ materially from the  forward-looking  statements made in this prospectus are set forth in this "Risk  Factors"  section and  elsewhere  in this  prospectus.  All forward-looking  statements  attributable  to Decorize  are  qualified  in their entirety by those cautionary statements. Forecasts are particularly likely to be inaccurate, especially over long periods of time.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This  prospectus and the  Registration  Statement on Form S-3 of which this prospectus is a part contain  forward-looking  statements.  The words  "intend,"
"anticipate,"   "believe,"   "estimate,"   "plan"  and   "expect,"  and  similar
expressions as they relate to us, are included to identify these forward-looking statements.  Forward-looking  statements include those that address  activities, developments  or events  that we expect or  anticipate  will or may occur in the future.  All statements  other than  statements of historical  fact contained in this prospectus and the registration  statement,  including statements regarding our future financial position,  business strategy,  budgets,projected  costs and plans and objectives of management for future  operations,  are  forward-looking statements.  The actual outcome of the events described in these forward-looking statements could differ  materially.  Risks,  uncertainties and assumptions that could cause actual results to differ materially from the expectations  reflected in the forward-looking statements include, among other things:

     •         the risks associated with growth;

     •         our  inability  to  purchase  and   manufacture   merchandise  at
               attractive prices;

     •         changes in consumer demand and  preferences  that cause people to
               desire  products  other  than  those  traditionally   offered  by
               Decorize; and

     •         risks associated with our lack of liquidity.

These factors expressly qualify all subsequent oral and written  forward-looking statements attributable to us or persons acting on our behalf.

     A  forward-looking  statement may include a statement of the assumptions or bases underlying the forward-looking  statement. We believe we have chosen these assumptions  or bases in good faith and that they are  reasonable.  However,  we caution you that assumed facts or bases almost always vary from actual  results, and the  differences  between  assumed facts or bases and actual  results can be material,  depending  on the  circumstances.  When  considering  forward-looking statements,  you  should  keep in mind the risk  factors  and  other  cautionary statements in this  prospectus  and any  prospectus  supplement.  Except for our ongoing obligations to disclose material  information as required by the federal securities  laws,  we  do  not  have  any  intention  or  obligation  to  update
forward-looking   statements   after  we  distribute  this  prospectus  and  the
applicable prospectus supplement.

                                 USE OF PROCEEDS

     This  prospectus  has  been  distributed   solely  to  permit  the  selling
stockholders  to offer  and  sell  shares  of our  common  stock to the  public.
Decorize is not offering  shares for sale,  and it will receive no proceeds from the resale of shares by the  selling  stockholders.  However,  we have  received proceeds from the original  issuance of the  outstanding  shares covered by this prospectus.  In addition, we will receive proceeds in the amount of the exercise price of the  warrants,  for shares of common stock issued in exchange for those securities that are covered by this  prospectus.  Assuming  exercise of all such warrants at the initial exercise price of $1.20 per share, the gross proceeds to us from the exercise of all such warrants would be $4,415,000.  We intend to use any proceeds  from  exercise of such  warrants  for working  capital and general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

     This offering is being effected solely to allow the selling stockholders to offer  and sell the  shares  of our  common  stock to the  public.  The  selling stockholders  may offer for resale  some or all of their  shares at the time and price that they  choose.  On any given day,  the price per share is likely to be based on the bid  price  for our  common  stock as quoted on AMEX on the date of sale, unless shares are sold in private  transactions.  Consequently,  we cannot currently make a  determination  of the price at which shares offered for resale pursuant to this prospectus may be sold.

                              SELLING STOCKHOLDERS

     The table appearing below sets forth the beneficial ownership of our common stock by the selling  stockholders  as of March 5, 2004, and after giving effect to the sale of the shares of common stock  offered  hereby.  Except as otherwise noted,  each of the  selling  stockholders  named  below  has  sole  voting  and investment power with respect to the shares of common stock  beneficially  owned by that  selling  stockholder.  The table  also sets  forth (a) the name of each selling stockholder, (b) the number of shares of common stock beneficially owned by each selling  stockholder,  (c) the number of shares of common stock that may be sold in this  offering by each  selling  stockholder,  and (d) the number and percentage of shares of common stock each selling  stockholder will beneficially own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined  in  accordance  with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable  upon the  exercise of  outstanding  options,  warrants, convertible  securities  or other  purchase  rights,  to the extent  exercisable within sixty days of the date of this prospectus, are treated as outstanding for purposes  of  computing  each  selling  stockholder's  percentage  ownership  of outstanding shares.

                                Number of Shares                           Number of Shares      Percentage of Shares
          Name of              Beneficially Owned    Number of Shares     Beneficially Owned      Beneficially Owned
      Beneficial Owner        before the Offering    Offered for Sale    after the Offering(1)    after the Offering
      ----------------        -------------------    ----------------    ---------------------   --------------------
Robert J. Smith                        433,189(2)             330,000                  103,189            *
James K. Parsons                   3,328,970  (3)             775,000                2,533,970          16.2%
Jon T. Baker                            2,633,741             415,000                2,218,741          14.4%
J. Michael Sandel                         711,943             550,500                  161,443           1.2%
John E. Bagalay, Jr.                   14,348 (4)               4,348                   10,000            *
Evan Kaye                                 115,000             115,000                        -            -
NEST USA, Inc.                      2,231,911 (5)           1,020,197                1,211,714           8.4%
SRC Holdings Corp                   1,286,197 (6)           1,286,197                        -            -
Quest Capital Alliance             1,514,286  (7)             600,000                  914,286           6.5%
H. Robert Weiner Trust                    200,000             200,000                        -            -
Elliott Bruce Weiner                       32,500              33,500                        -            -
Terrence Samuel Weiner                     16,750              16,750                        -            -
Elana May Essers                           16,750              16,750                        -            -
___________________________
*Less than 1%.

     (1)  Assumes that all of the securities offered hereby are sold.
     (2)  Includes  21,428  shares  issuable  upon  exercise  of  warrants at an exercise  price of $1.68 per share and  21,429  shares  issuable  upon exercise of warrants at an exercise price of $3.36 per share.
     (3)  Includes  500,000  shares  issuable  upon  exercise  of warrants at an exercise  price of $1.45  per  share,  200,000  shares  issuable  upon exercise of warrants at an exercise price of $1.20 per share.

     (4)  Includes  10,000  shares  issuable  upon  exercise  of  options  at an exercise price of $1.22 per share.
     (5)  Includes  400,000  shares  issuable  upon  exercise  of warrants at an exercise price of $1.40 per share,  and 210,497  shares  issuable upon conversion of an amended convertible term note.
     (6)  Includes  750,000  shares  issuable  upon  exercise  of warrants at an initial exercise price of $1.40 per share, and 500,000 shares issuable upon  conversion of  outstanding  securities at a conversion  price of
          $1.00 per share.
     (7)  Includes  600,000  shares  issuable  upon  exercise  of warrants at an initial exercise price of $1.40 per share.

     The selling  stockholders  acquired the shares of common  stock  offered by this prospectus,  including those issuable under the warrants,  from Decorize in various private placements, which are described below:

•    a private  placement of 500,000  shares of Series A  Convertible  Preferred
     Stock at a price of $1.00 per  share,  which are  convertible  into  common stock at $1.00 per share,  and warrants to acquire up to 750,000  shares of common  stock at an  initial  exercise  price of $1.40  per  share,  and an additional  issuance  of warrants to a related  party of the  purchaser  to acquire up to 600,000 shares of common stock,  which was closed on February
     13, 2004;
•    the sale of 267,000  shares of common stock by Mr.  Parsons to a group of related purchasers in December 2003, the proceeds of which were invested by
     Mr. Parsons in a note issued by the Company;
•    an  exchange  of an  aggregate  $1,410,200  of  debt  owed  to a  principal stockholder and three of Decorize's  current and former executive  officers into  1,410,200  shares  of common  stock,  in four  separate  transactions closing in January 2004; and
•    the  issuance  of common  stock by Decorize in  compensation  for  services provided by Messrs. Smith and Kaye.

     Decorize is registering the shares of the selling stockholders  pursuant to certain registration rights granted to them under registration rights agreements entered  into in  connection  with the private  placements.  The offering of the shares will  terminate  as of the date on which all shares  offered  hereby have been sold.

                              PLAN OF DISTRIBUTION

     The selling  stockholders may offer the shares of common stock from time to time in open market  transactions  (which may  include  block  transactions)  or otherwise in the over-the-counter market through AMEX or in private transactions at prices  relating to prevailing  market prices or at  negotiated  prices.  The selling  stockholders  may effect such  transactions by selling the shares to or through broker-dealers,  and such broker-dealers may receive compensation in the form of discounts,  concessions  or  commissions  from the selling  stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as  principal or both (which  compensation  as to a particular broker-dealer  might  be  in  excess  of  customary  commissions).  The  selling stockholders  and any  broker-dealer  acting in connection  with the sale of the shares offered hereby may be deemed to be  "underwriters"  within the meaning of the  Securities  Act  of  1933,  as  amended,  in  which  event  any  discounts, concessions  or commissions  received by them,  which are not expected to exceed those customary in the types of transactions  involved, or any profit on resales of the shares by them, may be deemed to be underwriting commissions or discounts under the  Securities  Act. The offering of the shares will  terminate  upon the earlier  to occur of the sale of all the shares and the date on which all of the shares  offered hereby that have not been sold are eligible for resale under the
Securities  Act,  without the volume  limitations  of Rule 144 of the Securities
Act.

     Decorize is  registering  the sale of the common  stock held by the selling stockholders  in  satisfaction  of its  obligations  under  registration  rights agreements  that it  entered  into  with  each of the  selling  stockholders  in connection with the private offerings in which such stockholders  acquired their shares of common stock and common stock warrants.  In those registration  rights agreements,  Decorize  agreed to pay the costs,  expenses  and fees  incurred in connection with the registration of the selling  stockholders'  shares, which we
estimate  to  be  approximately   $15,215  (excluding  selling  commissions  and
brokerage  fees incurred by the selling  stockholders).  Decorize also agreed to indemnify the selling  stockholders,  in connection with its registration of the sale of their shares of Decorize common stock,  against any losses or damages to which they become subject under applicable state or federal securities laws that arise  from an actual or alleged  untrue  statement  of a material  fact in this prospectus  or the related  registration  statement or from an actual or alleged omission  to state a  material  fact that

causes the statements made in this prospectus or the  registration  statement to be misleading. However, Decorize is not responsible for indemnifying any selling stockholder  against  those  liabilities  to the extent  that they arise from an untrue  statement or omission  that is made in reliance  upon and in  conformity with written  information  provided to Decorize from such stockholder for use in the preparation of this prospectus and the related registration  statement.  The selling  stockholders  agreed in return to indemnify  Decorize against losses or damages  arising  from such  untrue  statements  or  omissions  that are made in reliance upon the written  information  provided by those selling  stockholders, but each  stockholder's  liability is limited to the  proceeds  received by such stockholder  for  the  registration  of  the  sale  of  its  shares  under  this prospectus.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Commission  allows us to  "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information  incorporated by reference is considered to be part of this  prospectus,  and later  information  that we file with the Commission will automatically update and supersede the information that was  previously  incorporated  by  reference.  We  incorporate  by reference the documents  listed below and any future  filings made with the  Commission  under
Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares offered in this prospectus.

     •     Annual  Report on Form  10-KSB,  as amended,  for the fiscal year ended June 30, 2003.
     •     Quarterly  Report on Form  10-QSB  for the fiscal  quarter  ended
           September 30, 2003.
     •     Quarterly  Report on Form  10-QSB  for the fiscal  quarter  ended
           December 31, 2003.
     •     Current Report on Form 8-K dated February 17, 2004.
     •     The  descriptions  of our common  stock that is  contained in the
           Decorize  Registration  Statement  on Form 8-A under the Exchange
           Act (File No.  001-31260),  including  any  amendments or reports filed for the purpose of updating such descriptions.

                                  LEGAL MATTERS

The validity of the common stock offered  hereby is being passed upon by Hallett
& Perrin, P.C., Dallas, Texas.

                                     EXPERTS

     The consolidated  financial statements of Decorize,  Inc. as of and for the years ended June 30, 2002, and June 30, 2003,  incorporated by reference in this
Prospectus and Registration Statement have been audited by BKD, LLP, independent accountants,  as set forth in its report  thereon,  and are included in reliance upon such report given on the  authority  of such firm as experts in  accounting and auditing.

                           OTHER AVAILABLE INFORMATION

     We are subject to the reporting  requirements of the SEC.  Accordingly,  we are required to file  current  reports with the SEC  including  annual  reports, quarterly  reports,  proxy or  information  statements,  and current  reports as required by SEC rules. All reports that we file  electronically with the SEC are available  for  viewing  free of charge  over the  Internet  via the SEC's EDGAR system at http://www.sec.gov.  We will provide without charge to each person who receives a copy of this prospectus,  upon written or oral request, a copy of any information  that is  incorporated  by  reference in this  prospectus.  Requests should be directed to Steve Crowder, our Chief Executive Officer.

     We are filing a  registration  statement with the SEC on Form S-3 under the
Securities  Act of  1933 in  connection  with  the  securities  offered  in this prospectus.  This prospectus does not contain all of the information  that is in the  registration  statement,  and you may inspect without charge,  and copy all materials that we file with the SEC, at the public  reference room maintained by the SEC at 450  Fifth  Street,  N.W.  Washington,  D.C.  20549.  Copies of these materials  may also be  obtained at  prescribed  rates by calling the SEC public reference room at 1-800-SEC-0330.

                                       10

                                     PART II

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     It is estimated that the expenses incurred in connection with this offering will be as follows:

Fees and Expenses:                           Amount Payable by the Registrant:

SEC Registration Fee                                          $     715
Printing and Engraving                                        $     500
Legal Fees and Expenses                                       $  10,000
Accounting Fees and Expenses                                  $   3,000
Expenses of Selling Stockholders                              $   1,000

Total                                                         $  15,215
                                                              =========

All expenses other than the SEC  registration  fee are  estimated.  All expenses will be paid by the registrant.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General  Corporation Law provides generally and in  pertinent  part that a Delaware  corporation  may  indemnify  a director  or officer against  expenses  (including  attorneys'  fees),  judgments,  fines and settlement  payments  actually and  reasonably  incurred in  connection  with an action,  suit or  proceeding  (other  than an  action  by or in the right of the corporation)  to  which  he is made a party  by  virtue  of his  service  to the corporation,  provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the  corporation  and, with respect to any criminal action or proceeding, he had no reasonable cause to believe  his  conduct  was  unlawful.  Section  145  further  provides  that  in connection  with the defense or  settlement  of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the  matters in issue,  they acted in good faith,  in a manner  they  reasonably believed  to be in, or not opposed to, the best  interests  of the  corporation, except that no  indemnification  shall be made in respect of any claim, issue or matter as to which  such  person  shall have been  adjudged  to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the  circumstances  of the case,  such person is fairly and  reasonably  entitled to indemnity for such expenses  which the court shall deem  proper.  Section  145  permits a Delaware  corporation  to grant its directors  and  officers  additional  rights of  indemnification  through  bylaw provisions  and otherwise and to purchase  indemnity  insurance on behalf of its directors and officers.

     Article 6.F of the registrant's Certificate of Incorporation eliminates the liability  of  directors of the  registrant  for monetary  damages for breach of fiduciary  duty as a  director,  except  in the  case of (i) any  breach  of the director's  duty of loyalty to the  registrant,  (ii) acts or  omissions  of the director not in good faith or that involve  intentional  misconduct or a knowing violation of law, (iii) any unlawful payment of a dividend or any unlawful stock purchase  or  redemption,  and (iv) any  transaction  from  which  the  director received an improper personal benefit.  Such provisions  further provide that if any  amendments  to the Delaware  General  Corporation  Law eliminate or further limit  the  liability  of  directors,  then the  liability  of the  registrant's directors  shall be limited to the fullest  extent  permitted by Delaware law in addition to, and not in replacement of, the limitation on liability  provided by
Article 6.F. Paragraph 4 of Section 6.F of the Certificate of Incorporation also requires the  registrant to maintain  Bylaw  provisions  that require  mandatory indemnification  of  directors to the maximum  extent  permitted by the Delaware
General  Corporation  Law.  Section  48 of  the  registrant's  Bylaws  provides, generally,  that  directors and officers  shall be indemnified by the registrant against  any  liability  for  acting  in such  capacity  to the  fullest  extent permitted  under  Delaware law. The  registrant  also maintains a directors' and officers'  liability  insurance  policy  insuring  directors and officers of the registrant for covered losses as defined in the policy.

                                    PII - 1

                                    EXHIBITS

Exhibit
Number                            Description
-------                           -----------

4.1  Securities  Purchase  Agreement  dated  as  of  February  13,  2004,  among
     Decorize, Inc., SRC Holdings Corporation and Quest Capital Alliance, L.L.C.
     (1)
4.2  Certificate  of  Designation  of the  Preferences,  Privileges,  Powers and
     Rights of Series A Convertible Preferred Stock of Decorize, Inc. (1)
4.3  Registration  Rights  Agreement  dated  as  of  February  13,  2004,  among
     Decorize, Inc., SRC Holdings Corporation and Quest Capital Alliance, L.L.C.
     (1)
4.4  Form of Warrant for the purchase of 750,000 shares of common stock,  issued on the name of SRC Holdings Corporation, dated February 13, 2004 (1)
4.5  Form of Warrant for the purchase of 1,000,000 shares of common stock, to be issued in the name of SRC Holdings  Corporation,  subject to conditions set forth in the Securities Purchase Agreement (1)
4.6  Form of Warrant for the purchase of 600,000 shares of common stock,  issued in the name of Quest Capital Alliance, L.L.C., dated February 13, 2004 (1)
4.7  Voting Agreement and related Proxy, dated February 13, 2004, by and between
     SRC Holdings Corporation and James K. Parsons (1)
4.8  Stock Exchange  Agreement dated as of January 21, 2004,  between  Decorize,
     Inc. and NEST USA, Inc. (1)
4.9  Registration  Rights  Agreement  dated  as of  January  21,  2004,  between
     Decorize, Inc. and NEST USA, Inc. (1)
4.10 Second Amended and Restated  Promissory Note dated January 21, 2004, issued by Decorize, Inc. in the name of NEST USA, Inc. (1)
4.11 Warrant for the  purchase of 400,000  shares of common  stock issued in the name of NEST USA, Inc., dated January 21, 2004 (1)
4.12 Amended and Restated  Warrant for the purchase of 216,000  shares of common stock issued in the name of NEST USA, Inc., dated January 21, 2004 (1)
4.13 Stock Purchase  Agreement dated as of January 16, 2004,  between  Decorize,
     Inc. and James K. Parsons (1)
4.14 Stock  Purchase  Agreement  dated as of January 16, 2004,  among  Decorize,
     Inc., John Michael Sandel and Kitty Sandel (1)
4.15 Stock Purchase  Agreement dated as of January 30, 2004,  between  Decorize,
     Inc. and Jon T. Baker (1)
4.16 Subordinated  Promissory  Note  dated  as of  January  30,  2004,  made  by
     Decorize, Inc. in favor of Jon T. Baker (1)
4.17 Amended and Restated  Promissory  Note dated  December 10, 2003,  issued by
     Decorize, Inc. in the name of James K. Parsons (2)
4.18 Subordinated  Security  Agreement  dated as of December 10,  2003,  between
     Decorize, Inc. and James K. Parsons (2)
4.19 Stock  Purchase  Agreement,  dated as of December  9, 2003,  by and between
     James K. Parsons, each of the purchasers listed thereon, and Decorize,  Inc
     (4)
4.20 Consultant Agreement made and entered into as of the 1st day of March 2003, between Decorize, Inc. and Evan Kaye (4)
4.21 Consultant  Agreement made and entered into as of the 10th day of September
     2003, between Decorize, Inc. and Robert J. Smith (4)
5.1  Opinion of Hallett & Perrin, P.C. (4)
23.1 Consent of BKD, LLP (4)
23.2 Consent of Hallett & Perrin, P.C. (included in Exhibit 5)
______________________

(1)  Filed  previously as an exhibit to the Current  Report on Form 8-K filed by
     Decorize, Inc. on February 17, 2004.
(2)  Filed previously as an exhibit to the Quarterly Report on Form 10-QSB filed by Decorize, Inc. on February 17, 2004.
(3)  Filed previously as an exhibit to the Annual Report on Form 10-KSB filed by
     Decorize, Inc. on September 28, 2001.
(4)  Filed herewith.

                                    PII - 2

                                  UNDERTAKINGS

     Decorize hereby undertakes that it will file, during any period in which it offers or sells  securities,  a  post-effective  amendment to this  registration statement to:

          (i)  Include  any  prospectus  required  by  Section  10(a)(3)  of the
               Securities Act of 1933;

          (ii) Reflect  in  the   prospectus   any  factors  or  events   which,
     individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of  securities  offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation  from the low or high end of the estimated  maximum  offering range  may be  reflected  in the  form of  prospectus  filed  with  the SEC pursuant  to Rule  424(b) if, in the  aggregate,  the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the  Registration  Fee" table in the effective registration statement; and

          (iii)Include any  additional or changed  material  information  on the plan of distribution.

     For the purpose of determining  liability under the Securities Act of 1933,
Decorize  hereby  undertakes  to treat  each  post-effective  amendment  of this registration  statement  as a  new  registration  statement  of  the  securities offered,  and the offering of the securities at that time to be the initial bona fide offering.

     Decorize  hereby  undertakes to file a  post-effective  amendment to remove from  registration  any of the  securities  that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be  permitted to  directors,  officers  and  controlling  persons of
Decorize  pursuant to the foregoing  provisions or otherwise,  Decorize has been advised that in the opinion of the SEC, such  indemnification  is against public
policy  as   expressed  in  the   Securities   Act  of  1933  and  is  therefore
unenforceable.  In the  event  that a claim  for  indemnification  against  such liabilities  (other than the payment by Decorize of expenses incurred or paid by a director,  officer or controlling person of Decorize in the successful defense of any action,  suit or  proceeding)  is asserted by such  director,  officer or controlling person in connection with the securities being registered,  Decorize will,  unless in the  opinion of its  counsel,  the  matter has been  settled by controlling  precedent,  subject  to a court  of  appropriate  jurisdiction  the question  whether  such  indemnification  by  it is  against  public  policy  as expressed  in the  Securities  Act of 1933,  and will be  governed  by the final adjudication of such issue.

                                    PII - 3

                                   SIGNATURES

     Pursuant to the  requirements of the Securities Act of 1933, the registrant certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  of  filing  on Form  S-3 and has  duly  caused  this  registration statement  to be  signed  on its  behalf  by the  undersigned,  in the  City  of
Springfield, State of Missouri on March 5, 2004.

                                     DECORIZE, INC.

                                     By:  /s/ Steve Crowder
                                        --------------------------------------
                                     Printed Name: Steve Crowder
                                     Titles:       President and Chief Executive
                                                   Officer

                                POWER OF ATTORNEY

     Each of the  undersigned  hereby appoints Steve Crowder as the attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the  undersigned,  to sign and file with the  Securities  and
Exchange  Commission under the Securities Act of 1933 any and all amendments and
exhibits  to  this   registration   statement  and  any  and  all  applications,
instruments  and other  documents to be filed with the  Securities  and Exchange
Commission pertaining to the registration of the securities covered hereby, with full  power  and  authority  to do and  perform  any and  all  acts  and  things whatsoever requisite or desirable.

     In accordance  with the  requirements  of the  Securities  Act of 1933 this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ James K. Parsons
----------------------------------------
James K. Parsons                           Executive Vice President and Director
Date:  March 4, 2004

/s/ Brent Olson
----------------------------------------
Brent Olson                                Vice President of Finance
Date:  March 4, 2004                       and Treasurer
                                           (principal financial officer)

/s/ Kevin Bohren
----------------------------------------
Kevin Bohren                               Director
Date:  March 4, 2004

----------------------------------------
Fabian Garcia                              Director
Date:

----------------------------------------
Timothy M. Dorgan                          Director
Date:

/s/ J. Michael Sandel
----------------------------------------
J. Michael Sandel                          Director and Vice President
Date:  March 4, 2004

/s/ Steve Fox
----------------------------------------   Director
Steve Fox
Date:  March 4, 2004

                                     PII - 4